Exhibit 99.2

   Service Corporation International Announces Second Quarter 2004 Results
                and New Bank Credit Facility; Confirms Outlook

    HOUSTON, Aug. 16 /PRNewswire-FirstCall/ -- Service Corporation International (SCI) (NYSE: SRV), the world's largest funeral and cemetery company, today announced results for the second quarter of 2004.

    Summary of Results
                                  Three Months Ended     Six Months Ended
    In millions, except                 June 30,              June 30,
                                 -------------------  ----------------------
     per share amounts             2004         2003     2004        2003
                                 ------       ------  --------    ----------
                                             (Restated)           (Restated)
    Total Revenues               $432.1       $584.1  $1,018.2    $1,162.9
    Total Gross Profits           $73.4        $94.6    $186.5      $209.6
    Net Income                    $46.4        $15.3     $74.9       $59.4
    Diluted Earnings
     Per Share (GAAP)              $.15         $.05      $.23        $.19
    Diluted Earnings
     Per Share (Proforma) [a]      $.05         $.09      $.19        $.20
    Cash Flows from
     Operating Activities         $44.2        $60.4    $132.8      $243.7
    Free Cash Flow [a]            $25.4        $45.5    $120.5      $117.2
    Cash and Cash
     Equivalents [b]                                    $340.9      $239.4
    Total Debt [b]                                    $1,297.6    $1,701.9

     [a] These are non-GAAP financial measures, as defined by the Securities and Exchange Commission. Please see reconciliations to GAAP measures within this press release.
     [b]  Prior year amounts are as of December 31, 2003

     * Included in net income in the second quarter of 2004 was a loss on the early extinguishment of debt, litigation expenses, foreign currency transactional losses, gains and impairment losses on dispositions, tax benefits, and other operating income. Excluding these items, net income from continuing operations would have been $16.2 million
        ($.05 per diluted share) in the second quarter of 2004 compared to $26.4 million ($.09 per diluted share) in the second quarter of 2003. Diluted earnings per share on a proforma basis in 2004 are based on an effective tax rate of approximately 34%. A reconciliation of results excluding these items to GAAP results is included in a separate table at the end of this press release.

    The decrease in net income from continuing operations excluding special items is primarily associated with the disposition of our funeral operations in France which was joint ventured on March 11, 2004. While there was no net income in the second quarter of 2004 attributable to these businesses in France, net income in the second quarter of 2003 included $7.8 million, or $.03 per diluted share. Net income in the first six months included $8.1 million or $.02 per diluted share related to our French business compared to $19.4 million, or $.06 per diluted share in 2003.

     * Consolidated revenues and gross profits in the second quarter of 2004 declined $152.0 million and $21.2 million, respectively, primarily attributable to the disposition of our French funeral operations in the first quarter of 2004. In the three months ended June 30, 2003, revenues and gross profits from funeral operations in France were $140.2 million and $15.8 million, respectively.

     * Cash flows from operating activities declined $16.2 million to $44.2 million in the second quarter of 2004 compared to $60.4 million in the second quarter of 2003 primarily related to reduced operating income and higher uses of working capital in North America.

     * Free cash flow was $25.4 million in the second quarter of 2004 compared to $45.5 million in the prior period. In the first six months of 2004, free cash flow increased $3.3 million to $120.5 million compared to $117.2 million for the first half of 2003. Year-to-date free cash flow is in line with management's expectations and on target to meet our free cash flow guidance for the year. See our definition and calculation of free cash flow included in a separate section later in this press release.

     * Total debt less cash and cash equivalents at June 30, 2004 was $956.7 million, representing a decrease of $505.8 million or 35% from December 31, 2003. During the quarter, debt was reduced primarily due to the redemption in June 2004 of our convertible notes originally due 2008, the repayment of our notes due April 2004, the successful tender offer in April 2004 of our notes originally due 2005 offset by the issuance of new notes due 2016. During the quarter we also received proceeds of $53.8 million from the sale of our equity and debt holdings in the United Kingdom.

    Commenting on the second quarter results and 2004 outlook Robert L. Waltrip, Chairman and Chief Executive Officer, said:
    "Overall, we believe our performance in the first half of 2004 is on pace to meet our annual forecast. Total debt less cash on hand at the end of the quarter dropped below $960 million. Free cash flow generated in the first six months of 2004 exceeded $120 million and is on target to meet our annual expectations of $200 to $240 million."

    Commenting on the comparable North America results Tom Ryan, President and Chief Operating Officer, added:
    "The North America funeral segment performed well during the quarter despite lower funeral volumes. We achieved a 3.0% improvement in the average revenue per funeral service which helped to offset a 3.0% decline in funeral
services performed.   The average revenue per funeral continues to be
positively impacted by our Dignity Memorial(R) funeral and cremation plans.
We believe the decline in funeral services in the quarter is predominantly due to declines in the numbers of deaths in our relevant markets. On a year-to-date basis our funeral volume is slightly ahead of the first six months of 2003 and within our expectations for the year.
    "In the cemetery segment, we experienced a decline in earnings from trust funds which impacted revenue and margin comparisons quarter over quarter. On a year-to-date basis our cemetery results are in line with expectations for the year.
    "We continue to focus on achieving excellence in all aspects of the organization to increase our effectiveness, and remain optimistic about the prospects for SCI in 2004 and beyond. We confirm our original guidance for 2004 given earlier this year of $.42 to $.50 in diluted earnings per share.
As guided in our original expectations, this range excludes special items and assumes an effective tax rate of 15% to 18% due to non-cash tax benefits related to the dispositions of our businesses in France and the United Kingdom."

    New Bank Credit Facility
    The Company also announced today the execution of a new three-year, $200 million bank credit agreement, including a sub-limit of $175 million for letters of credit. This new facility replaces a $185 million facility that was set to expire in July of 2005. The new bank credit facility provides the Company with greater flexibility in terms of acquisitions, dividends and share repurchases. The facility is secured by the stock of the Company's domestic subsidiaries and these subsidiaries have guaranteed the Company's indebtedness associated with this facility. The new credit agreement will be filed as an exhibit to our Form 10-Q that will be filed later today.

    North America Comparable Operating Results
    The following table summarizes the North America comparable operating results for the second quarters of 2004 and 2003. Comparable North America operations represented approximately 98% of consolidated revenues and gross profits during the second quarter of 2004. Comparable financial information excludes operations that have been divested, acquired or constructed during the period January 1, 2003 to June 30, 2004, and are meant to be reflective of "same store" results of operations.


                              Three Months Ended
                                    June 30,
                            ---------------------      Increase
                              2004          2003      (Decrease)     Percentage
                            ------        ------      ---------      ----------
                                        (Restated)
    Funeral
    -------
    Revenues                $275.3        $276.5        $(1.2)         (0.4)%
    Gross Profits            $50.3         $52.0        $(1.7)         (3.3)%
    Gross Margin              18.3%         18.8%

    Funeral Services
     Performed              61,869        63,789       (1,920)         (3.0)%
    Average Revenue
     Per Funeral Service    $4,294        $4,170         $124           3.0%

    Cemetery
    --------
    Revenues                $144.3        $150.2        $(5.9)         (3.9)%
    Gross Profits            $21.8         $25.1        $(3.3)        (13.1)%
    Gross Margin              15.1%         16.7%

     In millions, except funeral services performed and average revenue per funeral service

    North America Comparable Funeral
     * Funeral revenues declined $1.2 million or 0.4% in the second quarter of 2004 compared to 2003. Following a 3.5% increase in funeral volume in the first quarter, the number of funeral services performed in the second quarter declined 3.0%. On a year-to-date basis, the number of funeral services performed is slightly ahead of the first six months of 2003 and within management's expectations for the year. The decline in funeral volume in the second quarter was partially offset by an increase in the average revenue per funeral service of 3.0%. This increase in average revenue continued to be positively affected by the expanded product and service offerings included in our Dignity Memorial(R) funeral and cremation plans. During the second quarter of 2004, 17.5% of the total funeral consumers served selected a Dignity Memorial(R) plan compared to 16.8% in the second quarter of 2003.

     * Funeral gross profits decreased by $1.7 million in the second quarter of 2004 and the gross margin percentage was 18.3% compared to 18.8%. These results were affected by increases in selling costs and facility expenses and were partially offset by reductions in overhead costs.

     * During the second quarter of 2004, our results were impacted by an increase in the rate of cremation. Of the total comparable funeral services performed in the second quarter of 2004, 40.0% were cremation services versus 39.2% in the same period of 2003. We are the largest provider of cremation services in North America, serving more than 100,000 cremation consumers per year.

     * Preneed funeral sales production was strong during the second quarter of 2004 with an increase of $11.8 million or 13.6% to $98.5 million compared to $86.7 million in the second quarter of 2003. Additionally, we continue to sell a higher percentage of Dignity Memorial(R) funeral and cremation plans on a preneed basis. During the second quarter of 2004, approximately 23% of the total preneed funeral contracts sold were a Dignity Memorial(R) plan compared to approximately 20% in the second quarter of 2003.

    North America Comparable Cemetery
     * North America cemetery revenue declined $5.9 million or 3.9% in the second quarter of 2004 primarily due to a $5.2 million decline in cemetery trust fund income. Cemetery operating revenues increased slightly during the period. Increases in atneed revenues helped to offset declines in recognized preneed revenues primarily associated with fewer completed cemetery development projects.

     * Cemetery gross profits for the quarter declined $3.3 million and the gross margin percentage was 15.1% compared to 16.7% predominantly due to lower levels of trust income as mentioned above. The decline in trust fund income was partially offset by reductions in overhead costs.

     * During the second quarter of 2004, preneed cemetery sales production at comparable locations decreased $5.6 million or 6.0% to $87.1 million compared to $92.7 million in the second quarter of 2003. Cemetery sales production was impacted to some extent in the quarter as we continued the process of fine-tuning our new compensation structure for preneed sales counselors that was introduced in early 2004. Year-to-date 2004 preneed cemetery sales production is slightly ahead of the prior year.

    General and Administrative Expenses
     * In the second quarter of 2004, general and administrative expenses declined $12.2 million to $24.0 million predominantly associated with a decrease in litigation expenses and reduced system amortization costs. We recognized legal expenses of $15.0 million in the second quarter of 2003 related to a decision in an arbitration matter. In the second quarter of 2004, we recognized $5.0 million of expenses for outstanding litigation matters. Included in the second quarter of 2003 was $4.6 million of accelerated amortization expense that is not included in 2004. In 2002, we made the decision to implement new information systems and therefore accelerated the amortization of the old systems. These accelerated amortization costs ceased in the third quarter of 2003 when amortization of the new systems commenced. The declines in litigation expenses and system amortization costs were partially offset by an increase of $1.4 million in non-cash long-term incentive compensation expenses primarily related to the appreciation of the Company's common stock in 2004.

     * In addition to general and administrative expenses, there are two other components of overhead costs that are allocated to funeral and cemetery operations in North America: home office overhead and field overhead. These two overhead categories totaled $29.6 million in the second quarter of 2004 compared to $39.0 million in the same period of 2003 representing a decrease of $9.4 million or 24.1%. This decline in costs is a direct result of initiatives undertaken in 2003 to improve the management structure and to reduce our fixed costs.

    Other Income and Expenses
     * In the second quarter of 2004, we recognized a net pretax gain of $0.7 million associated with dispositions compared to a net pretax loss of $2.5 million in 2003. A gain on the sale of our equity and debt holdings in the United Kingdom was offset by net losses associated with various dispositions in North America and a purchase price adjustment related to the joint venture of France.

     * Other operating income in the second quarter of 2004 was a net credit of $6.9 million for various adjustments made related to our trust assets and preneed backlog. These adjustments had no impact on cash flow and were a result of reconciling activities undertaken primarily due to the implementation of the preneed component of our new information systems and the adoption of FIN 46R.

     * Interest expense was $2.8 million lower in the second quarter of 2004 compared to the second quarter of 2003 as we made substantial progress in reducing outstanding debt.

     * Other income declined $2.5 million in the second quarter of 2004 compared to the previous period. This decrease is primarily due to a $2.8 million foreign currency transactional loss recorded in the second quarter of 2004 associated with the payment of a contingent purchase obligation in Chile as further described below as a subsequent event.

     * The consolidated effective tax rate in the second quarter of 2004 was a benefit of 53.0% which includes non-cash tax benefits recognized primarily from the sale of our minority interest in the United Kingdom.

    Free Cash Flow
    We define free cash flow as cash flows from operating activities (adjusted for certain unusual items described below) less capital improvements deemed reasonably necessary to maintain our existing facilities in a condition consistent with company standards and extend their useful lives. We believe that free cash flow provides useful information to investors regarding our financial condition and liquidity as well as our ability to generate cash for purposes such as reducing debt, expanding through strategic investments and repurchasing stock or paying dividends. Free cash flow is not reduced by capital expenditures intended to grow revenues and profits such as the acquisition of funeral service locations or cemeteries in large or strategic North America markets, construction of high-end cemetery property inventory or the construction of funeral home facilities on SCI-owned cemeteries. Growth-oriented capital spending was $9.0 million in the six months ended June 30, 2004 compared to $11.7 million in the same period of 2003.
    While we believe free cash flow, as defined, is helpful in managing our business and provides useful information to investors, certain events may arise, financial or otherwise, which could require the use of free cash flow so that it would not be available for the purposes described above, or as more fully described in our public filings with the Securities and Exchange Commission. Furthermore, free cash flow should be reviewed in addition to, but not as a substitute for, the data provided in our consolidated statement of cash flows attached to this press release.
    The following table provides a reconciliation between cash flows from operations and free cash flow, as defined.


    (In millions)                 Three Months Ended         Six Months Ended
                                       June 30,                  June 30,
                                 -------------------       ------------------
                                  2004          2003         2004        2003
                                 -----         -----       ------      ------
    Cash Flows from Operations   $44.2         $60.4       $132.8      $243.7
    Less: Unusual Tax Refund        --            --           --       (94.5)
    Add:  Settlement of
           Significant Legal
           Matters, Net of
           Insurance Recoveries     --           4.0           --         4.0
    Add:  Frozen Cash Balance
           Pension Plan
           Contribution             --            --         20.0          --
                                 -----         -----       ------      ------
    Adjusted Cash Flows
     from Operations             $44.2         $64.4       $152.8      $153.2

    Less: Capital Improvements
           to Maintain Existing
           Facilities            (18.8)        (18.9)       (32.3)      (36.0)
                                 -----         -----       ------      ------
    Free Cash Flow               $25.4         $45.5       $120.5      $117.2
                                 =====         =====       ======      ======

    For the second quarter 2004, free cash flow decreased $20.1 million from the prior year quarter principally attributable to reduced operating income and higher uses of working capital in North America. The free cash flow reported in the second quarter of 2004 does not include any amounts from our businesses in France which was joint ventured in March 2004. In the second quarter of 2003, free cash flow related to our French operations was a use of cash of $2.6 million.
    Free cash flow in the first six months of 2004 increased $3.3 million to $120.5 million compared to $117.2 million in the same period of 2003 aided by declines in capital improvements to maintain existing facilities. A decrease of $5.5 million in maintenance capital spending in France more than offset a $1.8 million increase in maintenance capital spending in North America. Free cash flow related to our French operations was $15.5 million in the first six months of 2004 compared to $9.9 million in 2003.

    Discontinued Operations
    During the second quarter of 2004, we began to actively market our businesses in Argentina and Uruguay for sale. We plan to have no continuing interest in these operations subsequent to a sale. As a result, these operations are now being classified as discontinued. In the second quarter of 2004, discontinued operations contributed $34.3 million after tax or $.11 per diluted share. Included in this amount is a non-cash tax benefit of $49.2 million, which is expected to reduce cash taxes in future years.

    Subsequent Event
    In connection with the acquisition of our business in Chile, we entered into a contingent purchase obligation with certain former owners of that business. According to the agreement, we were required to pay additional consideration at the option of the former owners between 2003 and 2005, based on results of operations. In July 2004, we paid $51.8 million to satisfy these obligations. This payment will not impact earnings in the third quarter of 2004 as it had been accrued for; however, as a result of this transaction, we recorded a foreign currency transactional loss of $2.8 million in the second quarter of 2004.

    Non-GAAP Financial Measures
    This earnings release includes non-GAAP financial measures, as defined by the Securities and Exchange Commission. Specifically, net income and diluted earnings per share excluding the loss on the early extinguishment of debt, litigation expenses, foreign currency transactional losses, other operating income, gains and impairment losses on dispositions and tax benefits are non-GAAP financial measures. The Company has provided these non-GAAP measures because management believes these measures provide a consistent basis for comparison between quarters, as they are not influenced by certain non-recurring expenses and are also useful to investors in helping them understand the financial condition of the Company by focusing on the performance of its core operations. These non-GAAP financial measures also facilitate comparisons to competitors' operating results.
    Set forth below is a reconciliation of non-GAAP financial measures to the most directly comparable GAAP financial measures. The proforma information may not be comparable to similarly titled measures used by other companies. Management does not intend for the information to be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.


                                           Three Months Ended
                            --------------------------------------------------
                                 June 30, 2004        June 30, 2003 (Restated)
                            ------------------------  ------------------------
                            Operating  Net   Diluted  Operating  Net   Diluted
    (In Millions)             Income  Income   EPS      Income  Income   EPS
                            ------------------------  ------------------------
    As Reported               $57.0   $46.4    $.15     $54.2   $15.3    $.05

      Settlement of significant
       legal matters            5.0     3.1     .01      15.0     9.4     .03
      Gains and impairment
       losses on dispositions  (0.7)   (7.1)   (.02)      2.5     1.5     .01
      Other operating
       income/expense          (6.9)   (4.7)   (.02)      1.7     1.1     .00
      Loss/gain on early
       extinguishment of debt    --    10.5     .03        --     0.3     .00
      Foreign currency
       transaction loss          --     2.3     .01        --      --      --
      Discontinued operations    --   (34.3)   (.11)       --    (1.2)   (.00)
                            ------------------------  ------------------------
    Proforma                  $54.4   $16.2    $.05     $73.4   $26.4    $.09

    Diluted weighted
     average shares                         312,725                   299,844
    Interest add back                            --                        --


    Results for the three month periods ended June 30, 2004 and 2003 were affected by the following items:

    Three Months Ended June 30, 2004
     * We recognized expenses of $5.0 million ($3.1 million after tax) or $.01 per diluted share associated with outstanding litigation matters.
     * We recognized a net gain associated with dispositions of $0.7 million ($7.1 million after tax including tax benefits recognized from the sale of our minority interest in the United Kingdom) or $.02 per diluted share.
     * We recognized other operating income of $6.9 million ($4.7 million after tax) or $.02 per diluted share as a result of various reconciling activities regarding our trust accounts and preneed backlogs.
     * We recorded a loss on the early extinguishment of debt of $10.5 million after tax or $.03 per diluted share primarily related to the successful tender offer of our notes due 2005 and the redemption of our convertible notes due 2008.
     * We recognized a foreign currency transactional loss of $2.3 million after tax or $.01 per diluted share associated with the payment of a contingent purchase obligation in Chile.
     * Discontinued operations contributed $34.3 million after tax or $.11 per diluted share. Included in this amount is a non-cash tax benefit of $49.2 million, which is expected to reduce cash taxes in future years.

    Three Months Ended June 30, 2003:
     * We incurred litigation expenses of $15.0 million ($9.4 million after tax) or $.03 per diluted share related to a decision in an arbitration matter.
     * We recognized a net after tax loss of $1.5 million on dispositions, other operating expenses of $1.1 million after tax and a loss on the early extinguishment of debt of $0.3 million after tax. These combined items reduced net income by $2.9 million or $.01 per diluted share.
     * Discontinued operations contributed $1.2 million after tax or less than $.01 per diluted share.


                                          Six Months Ended
                            --------------------------------------------------
                                 June 30, 2004        June 30, 2003 (Restated)
                            ------------------------  ------------------------
                                 June 30, 2004        June 30, 2003 (Restated)
                            Operating  Net   Diluted  Operating  Net   Diluted
    (In Millions)             Income  Income   EPS      Income  Income   EPS
                            ------------------------  ------------------------
    As Reported              $154.7   $74.9    $.23    $157.1   $59.4    $.19

      Settlement of
       significant
       legal matters           40.0    25.2     .07      15.0     9.4     .03
      Gains and impairment
       losses on dispositions (36.3)  (58.5)   (.17)     (6.9)   (4.3)   (.02)
      Other operating
       income/expense          (6.9)   (4.7)   (.01)      1.7     1.1     .00
      Loss/gain on early
       extinguishment of debt    --    10.5     .03        --    (1.2)   (.00)
      Interest income on
       United Kingdom note
       receivable                --    (2.7)   (.01)       --      --      --
      Foreign currency
       transaction loss          --     2.3     .01        --      --      --
      Discontinued operations    --   (35.1)   (.10)       --    (1.3)   (.00)
      Cumulative effect of
       accounting changes        --    48.1     .14        --      --      --
                            ------------------------  ------------------------
    Proforma                 $151.5   $60.0    $.19    $166.9   $63.1    $.20

    Diluted weighted
     average shares                         353,438                   344,139
    Interest add back                          $6.4                      $6.6

    Results for the six month periods ended June 30, 2004 and 2003 were affected by the following items:

    Six Months Ended June 30, 2004
     * We recognized expenses of $40.0 million ($25.2 million after tax) or $.07 per diluted share associated with the proposed settlement of our securities class action lawsuit and other outstanding litigation matters.
     * We recognized a net gain associated with dispositions of $36.3 million ($58.5 million after tax including tax benefits recognized from the dispositions of our French operations and our minority interest in the United Kingdom) or $.17 per diluted share.
     * We recognized other operating income of $6.9 million ($4.7 million after tax) or $.01 per diluted share as a result of various reconciling activities regarding our trust accounts and preneed backlogs.
     * We recorded a loss on the early extinguishment of debt of $10.5 million after tax or $.03 per diluted share primarily related to the successful tender offer of our notes due 2005 and the redemption of our convertible notes due 2008.
     * We recognized $2.7 million after tax or $.01 per diluted share of interest income on a note receivable from our United Kingdom company.
     * We recognized a foreign currency transactional loss of $2.3 million after tax or $.01 per diluted share associated with the payment of a contingent purchase obligation in Chile.
     * Discontinued operations contributed $35.1 million after tax or $.10 per diluted share. Included in this amount is a non-cash tax benefit of $49.2 million, which is expected to reduce cash taxes in future years.
     * We incurred a charge of $48.1 million after tax or $.14 per diluted share for the cumulative effect of accounting changes related to the implementation of FIN 46R and changes in pension accounting.

    Six Months Ended June 30, 2003:
     * We incurred litigation expenses of $15.0 million ($9.4 million after tax) or $.03 per diluted share related to a decision in an arbitration matter.
     * We recognized a net gain associated with dispositions of $6.9 million ($4.3 million after tax) or $.02 per diluted share.
     * We recognized other operating expenses of $1.7 million ($1.1 million after tax) or less than $.01 per diluted share related to the termination of a lease contract.
     * We recognized a gain on the early extinguishment of debt of $1.2 million after tax or less than $.01 per diluted share.
     * Discontinued operations contributed $1.3 million after tax or less than $.01 per diluted share.

    Conference Call and Webcast
    We will host a conference call on Monday, August 16, 2004, at 10:00 a.m. Central time. A question and answer session will follow a brief presentation made by management. The conference call dial-in number is (719) 457-2679. The conference call will also be broadcast live via the Internet and can be accessed through our website at http://www.sci-corp.com. A replay of the conference call will be available through August 30, 2004 and can be accessed at (719) 457-0820 with the confirmation code of 317195. Additionally, a replay of the conference call will be available on our website for approximately ninety days on the Investors page under the subheading "Conference Calls" at http://www.sci-corp.com/ConfCalls.html. This earnings release will also be available on our website on the Home page under the subheading "In the News" at http://www.sci-corp.com.

    Cautionary Statement on Forward-Looking Statements
    The statements in this press release that are not historical facts are forward-looking statements made in reliance on the "safe harbor" protections provided under the Private Securities Litigation Reform Act of 1995. These statements may be accompanied by words such as "believe," "estimate," "project," "expect," "anticipate," or "predict," that convey the uncertainty of future events or outcomes. These statements are based on assumptions that we believe are reasonable; however, many important factors could cause our actual results in the future to differ materially from the forward-looking statements made herein and in any other documents or oral presentations made by, or on behalf of, us. Important factors, which could cause actual results to differ materially from those in forward-looking statements include, among others, the following:

     * Changes in general economic conditions, both domestically and internationally, impacting financial markets (e.g., marketable security values, as well as currency and interest rate fluctuations) that could negatively affect us, particularly, but not limited to, levels of trust fund income, interest expense, pension expense and negative currency translation effects.
     * The outcomes of pending lawsuits and proceedings against us involving alleged violations of securities laws and the possibility that insurance coverage is deemed not to apply to these matters or that an insurance carrier is unable to pay any covered amounts to us.
     * Our ability to consummate the previously disclosed proposed settlement of our Consolidated Lawsuit (as defined within our Form 10-Q) involving allegations of violations of federal securities laws, which is subject to court approval following notice to members of the class, an opportunity for class members to object or opt out, and other conditions.
     * Our ability to consummate the settlement of lawsuits in Florida as described in the agreement in principle with respect thereto, and the possibility that insurance coverage is deemed not to apply to these matters or that an insurance carrier is unable to pay any covered amounts to us.
     * Amounts payable by us with respect to our outstanding legal matters exceeding reserves established by us.
     * Our ability to successfully implement our strategic plan related to producing operating improvements, strong cash flows and further deleveraging.
     * Our ability to successfully implement our plan to reduce costs and increase cash flows associated with significant changes being made to our organization structure, process and quality of our sales efforts.
     * Changes to net income as a result of our ongoing reconciliation processes regarding our trust assets and preneed backlogs.
     * Changes in consumer demand and/or pricing for our products and services due to several factors, such as change in local number of deaths, cremation rates, competitive pressures and local economic conditions.
     * Changes in domestic and international political and/or regulatory environments in which we operate, including potential changes in tax, accounting and trusting policies.
     * Changes in credit relationships impacting the availability of credit and the general availability of credit in the marketplace.
     * Our ability to successfully complete our ongoing process improvement and system implementation projects, including our replacement of our North America point-of-sale information technology systems.
     * Our ability to successfully access surety and insurance markets at a reasonable cost.
     * Our ability to successfully exploit our substantial purchasing power with certain of our vendors.
     * The outcome of a pending Internal Revenue Service audit and future tax deductions resulting from potential asset sales.

    For further information on these and other risks and uncertainties, see our Securities and Exchange Commission filings, including our 2003 Annual Report on Form 10-K. Copies of this document as well as other SEC filings can be obtained from our website at http://www.sci-corp.com. We assume no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by us, whether as a result of new information, future events or otherwise.

    Service Corporation International (NYSE: SRV), headquartered in Houston, Texas, is the leading provider of funeral and cemetery services in the world. We have an extensive network of businesses including 1,212 funeral service locations and 402 cemeteries in North America as of June 30, 2004. For more information about Service Corporation International, please visit our website at http://www.sci-corp.com.

     For additional information contact:
     Investors: Debbie Young - Director of Investor Relations   (713) 525-9088

     Media:     Terry Hemeyer - Managing Director /
                                 Corporate Communications       (713) 525-5497


                      SERVICE CORPORATION INTERNATIONAL
               CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)
                   (In thousands, except per share amounts)

                               Three months ended        Six months ended
                                    June 30,                  June 30,
                             -----------------------  -----------------------
                               2004          2003        2004         2003
                             --------     ----------  ----------   ----------
                                          (Restated)               (Restated)
    Revenues                 $432,057      $584,050   $1,018,174   $1,162,876
    Costs and expenses        358,673       489,418      831,693      953,286
                             --------      --------   ----------   ----------
    Gross profit               73,384        94,632      186,481      209,590
                             --------      --------   ----------   ----------

    General and
     administrative expenses  (24,028)      (36,268)     (75,049)     (57,679)
    Gains and impairment
     (losses) on dispositions,
      net                         696        (2,469)      36,299        6,865
    Other operating
     income (expense)           6,932        (1,724)       6,932       (1,724)
                             --------      --------   ----------   ----------
    Operating income           56,984        54,171      154,663      157,052

    Interest expense          (32,982)      (35,763)     (66,780)     (73,133)
    (Loss) gain on early
     extinguishment of debt   (16,770)         (419)     (16,770)       1,903
    Other income, net             625         3,093        8,189        5,372
                             --------      --------   ----------   ----------
                              (49,127)      (33,089)     (75,361)     (65,858)
                             --------      --------   ----------   ----------
    Income from continuing
     operations before income
     taxes and cumulative
     effects of accounting
     changes                    7,857        21,082       79,302       91,194
    (Benefit) provision for
     income taxes              (4,166)        7,008       (8,547)      33,146
                             --------      --------   ----------   ----------
    Income from continuing
     operations before
     cumulative effects of
     accounting changes       $12,023       $14,074      $87,849      $58,048
    Income from discontinued
     operations (net of income
     tax (benefit) expense of
     ($49,096), $386, ($48,956)
     and $224, respectively)   34,337         1,234       35,091        1,346
    Cumulative effects of
     accounting changes
     (net of income tax
     benefit of $21,274)           --            --      (48,061)          --
                             --------      --------   ----------   ----------
      Net income              $46,360       $15,308      $74,879      $59,394
                             ========      ========   ==========   ==========

    Basic earnings (loss)
     per share:
      Income from continuing
       operations before
       cumulative effects of
       accounting changes        $.04          $.05         $.29         $.19
      Income from discontinued
       operations, net of tax     .11            --          .12           --
      Cumulative effects of
       accounting changes, net
       of tax                      --            --         (.16)          --
                             --------      --------   ----------   ----------
        Net income               $.15          $.05         $.25         $.19
                             ========      ========   ==========   ==========

    Diluted earnings (loss)
     per share:
      Income from continuing
       operations before
       cumulative effects of
       accounting changes        $.04          $.05         $.27         $.19
      Income from discontinued
       operations, net of tax     .11            --          .10           --
      Cumulative effects of
       accounting changes,
       net of tax                  --            --         (.14)          --
                             --------      --------   ----------   ----------
        Net income               $.15          $.05         $.23         $.19
                             ========      ========   ==========   ==========

    Basic weighted average
     number of shares         307,988       299,351      305,290      298,563
                             ========      ========   ==========   ==========
    Diluted weighted average
     number of shares         312,725       299,844      353,438      344,139
                             ========      ========   ==========   ==========


                      SERVICE CORPORATION INTERNATIONAL
                    CONSOLIDATED BALANCE SHEET (UNAUDITED)
                     (In thousands, except share amounts)

                                                    June 30,      December 31,
                                                      2004           2003
--------------------------------------------------------------------------------

    Assets
    Current assets:
      Cash and cash equivalents                     $340,884       $239,431
      Receivables, net                               118,535        229,839
      Inventories                                     75,462        136,807
      Other                                          173,981         61,146
                                                  ----------     ----------
        Total current assets                         708,862        667,223
                                                  ----------     ----------
    Preneed funeral receivables
     and trust investments                         1,276,791      1,229,765
    Preneed cemetery receivables
     and trust investments                         1,382,359      1,083,035
    Cemetery property, at cost                     1,546,662      1,524,847
    Property, plant and equipment, at cost, net      962,420      1,277,583
    Assets of discontinued operations                  8,868          9,318
    Deferred charges and other assets                692,865        738,011
    Goodwill                                       1,160,341      1,195,422
    Cemetery perpetual care trust investments        699,591             --
                                                  ----------     ----------
                                                  $8,438,759     $7,725,204
                                                  ==========     ==========
    Liabilities & Stockholders' Equity
    Current liabilities:
      Accounts payable and accrued liabilities      $410,179       $449,497
      Current maturities of long-term debt            58,810        182,682
      Income taxes                                    10,484         29,576
                                                  ----------     ----------
        Total current liabilities                    479,473        661,755
                                                  ----------     ----------
    Long-term debt                                 1,238,792      1,519,189
    Deferred preneed funeral revenues                491,628      1,612,347
    Deferred preneed cemetery revenues               878,125      1,575,352
    Deferred income taxes                            306,414        418,375
    Liabilities of discontinued operations            76,949         61,530
    Other liabilities                                365,743        349,698
    Non-controlling interest in
     funeral and cemetery trusts                   2,050,973             --
    Non-controlling interest in
     perpetual care trusts                           674,204             --
    Stockholders' equity:
      Common stock, $1 per share par value,
       500,000,000 shares authorized,
       337,368,804 and 302,039,871, issued
       and outstanding (net of 2,469,445
       treasury shares, at par)                      337,369        302,040
      Capital in excess of par value               2,476,263      2,274,664
      Unearned compensation                           (2,507)            --
        Accumulated deficit                         (863,184)      (938,063)

      Accumulated other comprehensive loss           (71,483)      (111,683)
                                                  ----------     ----------
        Total stockholders' equity                 1,876,458      1,526,958
                                                  ----------     ----------
                                                  $8,438,759     $7,725,204
                                                  ==========     ==========


                      SERVICE CORPORATION INTERNATIONAL
               CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED)
                                (In thousands)

                                                        Six months ended
                                                            June 30,
                                                     -----------------------
                                                       2004          2003
                                                     -------      ----------
                                                                  (Restated)
    Cash flows from operating activities:
    Net income                                       $74,879        $59,394
    Adjustments to reconcile net income
     to net cash provided by operating activities:
      Net income from discontinued operations        (35,091)        (1,346)
      Loss (gains) on early extinguishments of debt   16,770         (1,903)
      Cumulative effects of accounting
       changes, net of tax                            48,061             --
      Depreciation and amortization                   71,200         80,322
      (Benefit) provision for deferred income taxes   (9,973)        21,189
      (Gains) and impairment losses
       on dispositions, net                          (36,299)        (6,865)
      Other operating (income) expenses               (6,932)         1,724
    Change in assets and liabilities,
     net of effects from acquisitions and dispositions:
      Decrease in receivables                         26,362         15,966
      Decrease in other assets                         7,255         82,943
      Decrease in payables and other liabilities      (4,244)        (7,814)
      Net effect of preneed funeral production
       and maturities                                (19,509)       (12,240)
      Net effect of cemetery production
       and deliveries                                 (3,664)         2,544
      Other                                            1,703         10,701
                                                    --------       --------
    Net cash provided by operating activities
     from continuing operations                      130,518        244,615
    Net cash provided by (used in) operating
     activities from discontinued operations           2,278           (965)
                                                    --------       --------
    Net cash provided by operating activities        132,796        243,650

    Cash flows from investing activities:
     Capital expenditures                            (41,289)       (47,553)
     Proceeds from divestitures and sales
      of property and equipment                       19,477         34,232
     Proceeds and distributions from joint ventures
      and equity investments, net of cash retained   337,049         30,802
     Net deposits of restricted funds and other     (158,632)       (37,336)
                                                    --------       --------
    Net cash provided by (used in) investing
     activities from continuing operations           156,605        (19,855)
    Net cash used in investing activities
     from discontinued operations                       (117)          (125)
                                                    --------       --------
    Net cash provided by (used in)
     investing activities                            156,488        (19,980)

    Cash flows from financing activities:
     Proceeds from long-term debt                    242,850             --
     Payments of issuance of debt                   (121,139)       (83,469)
     Early extinguishments of debt                  (313,527)      (175,515)
     Proceeds from exercise of stock options           5,254             --
     Bank overdrafts and other                            --        (11,201)
                                                    --------       --------
    Net cash used in financing activities           (186,562)      (270,185)
    Effect of foreign currency                        (1,269)         3,878
                                                    --------       --------
    Net increase (decrease) in cash
     and cash equivalents                            101,453        (42,637)
    Cash and cash equivalents
     at beginning of period                          239,431        200,625
                                                    --------       --------
    Cash and cash equivalents at end of period      $340,884       $157,988
                                                    ========       ========


SOURCE  Service Corporation International
    -0-                             08/16/2004
    /CONTACT: Investors, Debbie Young, Director of Investor Relations, +1-713-525-9088, or Media, Terry Hemeyer, Managing Director and Corporate Communications, Service Corporation International, +1-713-525-5497/
    /Web site:  http://www.sci-corp.com
                http://www.sci-corp.com/ConfCalls.html /
    (SRV)

CO:  Service Corporation International
ST:  Texas
IN:
SU:  ERN CCA